EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


November 30, 2000



Nuveen Tax-Free Unit Trust, Series 1208
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1208
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1208


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1208 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN